BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“BRF” or "Company") (B3: BRFS3; NYSE: BRFS) announces to its shareholders and the general market that it filed, on April 29, 2019, its Annual Report on Form 20-F for the year ended December 31, 2018 with the U.S. Securities and Exchange Commission (“SEC”) and with the Brazilian Securities Commission (“CVM”), in English. The version of the Form 20-F translated into Portuguese will be filed shortly with the CVM and made available on the Company’s website.

In compliance with the New York Stock Exchange rules, the Form 20-F is available on our website at http://www.brf-br.com/ir. In addition, all shareholders of BRF may request, free of charge, a hard copy of BRF’s complete audited financial statements filed with the SEC. To request a hard copy of BRF’s audited financial statements or to confirm or clarify this press release, please contact BRF’s Investor Relations Department, whose contact information is as follows:

BRF S.A.

Investor Relations Department

Av. Nações Unidas, 8,501, 1st floor

05425-070 – São Paulo – SP – Brasil

Tel.: 11 2322-5377

E-mail: acoes@brf-br.com

São Paulo, April 29, 2019.

Lorival Nogueira Luz Jr.

Chief Operations Officer

Chief Financial and Investor Relations Officer (Interim)